Filed Pursuant to Rule 433

Registration Statement Nos.

333-290665 and 333-290665-01

BofA Finance LLC

Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Term Sheet to Preliminary Pricing Supplement dated May 18, 2026

Summary of Terms

Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or “Guarantor”)
Underlyings:	The State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF
Pricing Date*:	May 29, 2026
Issue Date*:	June 3, 2026
Denominations:	$1,000 and any integral multiple of $1,000. References in the pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Fixed Coupon Payments:

On each Coupon Payment Date, you will receive a Fixed Coupon Payment at a per annum rate equal to the Fixed Coupon Rate. Each Coupon Payment will be calculated per Security as follows: ($1,000  ×  Fixed Coupon Rate) / 12

Fixed Coupon Payment Dates:	Monthly, on the 3rd day of each month, commencing July 2026 to and including May 2029, and on the Maturity Date, unless automatically called.
Fixed Coupon Rate:	At least 10.25% per annum, to be determined on the pricing date
Automatic Call:

If the Fund Closing Price of the Lowest Performing Underlying on any Call Date is greater than or equal to its Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security equal to the principal amount per Security plus a final Fixed Coupon Payment.

Call Dates*:	Monthly, on the third business day prior to each Fixed Coupon Payment Date scheduled to occur from December 2026 to May 2029.
Final Calculation Day*:	May 30, 2029
Call Settlement Date:	Three business days after the applicable Call Date.
Maturity Payment Amount (per Security):

●if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its Threshold Value: $1,000; or

●if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:

$1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)

Maturity Date*:	June 4, 2029
Lowest Performing Underlying	For any Call Date and for the Final Calculation Day, the Lowest Performing Underlying will be the Underlying with the lowest performance factor on that day.
Performance Factor:	With respect to an Underlying on any Call Date and on the Final Calculation Day, its Fund Closing Price on such date divided by its Starting Value (expressed as a percentage).
Starting Value:	For each Underlying, its Fund Closing Price on the pricing date
Ending Value:	For each Underlying, its Fund Closing Price on the Final Calculation Day
Threshold Value:	For each Underlying, 80% of its Starting Value
Buffer Amount:	20%

Summary of Terms (continued)

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:

Up to 2.325% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.75% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711QFN8
Material Tax Consequences:	See the preliminary pricing supplement.

* Subject to change.

** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services

Hypothetical Payout Profile (Maturity Payment Amount)

Hypothetical Security Return
Hypothetical Return of the Least Performing Underlying
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
20% Buffer
Return of the Underlying at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Value of the Least Performimg Underlier from Pricing Date to Applicable Call Date

If the Securities are not automatically called prior to maturity and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying in excess of the Buffer Amount and will lose some, and possibly up to 80%, of the principal amount of your Securities at maturity.

Any return on the Securities will be limited to the sum of your Fixed Coupon Payments. You will not participate in any appreciation of any Underlying, but you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying in excess of the Buffer Amount on the Final Calculation Day if the Ending Value of that Underlying is less than its Threshold Value.

The initial estimated value of the Securities as of the pricing date is expected to be between $906.75 and $966.75 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-38 of the accompanying preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870426013375/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.

●Your investment may result in a loss; there is no guaranteed return of principal.

●Your return on the Securities is limited to the return represented by the Fixed Coupon Payments over the term of the Securities.

●The Securities are subject to a potential automatic call, which would limit your ability to receive the Fixed Coupon Payments over the full term of the Securities.

●Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may lose a significant portion of your principal amount even if the Fund Closing Price of one Underlying is always greater than or equal to its Threshold Value.

●Higher Fixed Coupon Rates are associated with greater risk.

●Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.

●The Fixed Coupon Payment, payment upon automatic call or Maturity Payment Amount, as applicable, will not reflect the values of the Underlyings other than on the Call Dates or the Final Calculation Day.

●A Fixed Coupon Payment Date, a Call Settlement Date and the Maturity Date may be postponed if a Call Date or the Final Calculation Day is postponed.

●Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities.

●We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

●The public offering price you pay for the Securities will exceed their initial estimated value.

●The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

●We cannot assure you that a trading market for your Securities will ever develop or be maintained.

●The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

●Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value.

●There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

●Any payments on the Securities and whether the Securities will be automatically called will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

oRisks associated with an applicable fund underlying index will affect the value of that Underlying and hence the value of the Securities.

oChanges that affect an Underlying or its respective fund underlying index may adversely affect the value of the Securities and any payments on the Securities.

oWe cannot control actions by any of the unaffiliated companies whose securities are included in an Underlying or its respective fund underlying index.

oWe and our affiliates have no affiliation with any fund sponsor or fund underlying index sponsor and have not independently verified its public disclosure of information.

oThere are risks associated with funds.

●Adverse conditions in the metals and mining sector may reduce your return on the Securities. All of the stocks held by the XME are issued by companies whose primary lines of business are directly associated with the metals and mining sector.

●The stocks held by the XME are concentrated in one sector.

●Adverse conditions in the semiconductor production and equipment sector may reduce your return on the Securities.

●The stocks held by the SMH are concentrated in one sector.

●The Securities are subject to risks associated with silver.

●There are risks associated with commodities trading on the London Bullion Market Association.

●Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

●The SLV is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act of 1936, as amended.

●The performance of the SLV may not correlate with the performance of its underlying commodity as well as the NAV per share of the SLV, especially during periods of market volatility.

●An investment in the Securities is subject to risks associated with investing in stocks in the gold and silver mining industries.

●An investment in the Securities is subject to risks associated with foreign securities markets, including emerging markets.

●The Securities are subject to foreign currency exchange rate risk.

●The stocks held by the GDX are concentrated in one sector.

●The GDX recently changed the index it tracks.

●The MarketVector Global Gold Miners Index, which is the GDX’s underlying index, has a limited operating history.

●The performance of an Underlying may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the Underlying, especially during periods of market volatility.

●The anti-dilution adjustments will be limited.

●The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its prices, and the publisher or the sponsor or investment advisor has no obligation to consider your interests.

●The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated May 18, 2026, Product Supplement No. WF-1 dated December 8, 2025 and the Prospectus Supplement and Prospectus each dated December 8, 2025 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, Product Supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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